Exhibit 4.1

AMENDMENT NO. 5 TO STOCKHOLDER RIGHTS AGREEMENT

This AMENDMENT NO. 5 TO STOCKHOLDER RIGHTS AGREEMENT, dated as of April 30, 2024 (this “Amendment”), is made and entered into by and between WisdomTree, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a federally chartered trust company, as Rights Agent (the “Rights Agent”). Except as otherwise provided herein, capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into that certain Stockholder Rights Agreement, dated as of March 17, 2023 (as amended pursuant to Amendment No. 1 thereto, dated May 4, 2023, Amendment No. 2 thereto, dated May 10, 2023, Amendment No. 3 thereto, dated March 18, 2024, and Amendment No. 4 thereto, dated March 25, 2024, the “Agreement”);

WHEREAS, pursuant to Section 27 of the Agreement, prior to the occurrence of a Section 11(a)(ii) Event, the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Agreement as the Board of Directors of the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of Common Stock or Series A Preferred Stock of the Company;

WHEREAS, as of the date hereof, a Section 11(a)(ii) Event has not occurred; and

WHEREAS, pursuant to the terms of the Agreement and in accordance with Section 27 thereof, the Board of Directors of the Company has directed that the Agreement be amended as set forth in this Amendment, and by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Agreement and this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment to Section 29. Section 29 of the Agreement is amended and restated in its entirety to read as follows:

“Section 29. Determinations and Actions by the Board of Directors. The Board of Directors of the Company shall have the power and authority to administer this Agreement and to exercise all rights and powers specifically granted by this Agreement to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations and computations deemed necessary or advisable for the administration of this Agreement (including a determination to redeem or not redeem the Rights or to amend the Agreement). Nothing in this Agreement, express or implied, including any provision requiring or permitting the Board of Directors of the Company to take (or refrain from taking) any action or make any determination, shall be deemed to limit or eliminate the fiduciary duties of the Board of Directors of the Company under applicable law.”

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2. Officer’s Certificate. By executing this Amendment below, the undersigned duly appointed officer of the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Agreement and directs the Rights Agent to execute this Amendment.

3. Interpretation. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment.

6. Governing Law. Section 32 of the Agreement shall apply mutatis mutandis to this Amendment.

7. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each party hereto, and their respective successors and assigns.

8. Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

9. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. In the event that any signature to this Agreement or any amendment hereto is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page was an original thereof. No party hereto may raise the use of such electronic execution or transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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10. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect and otherwise shall be unaffected hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to the Agreement to be duly executed as of the day and year first above written.

WISDOMTREE, INC.

By:	/s/ Jonathan Steinberg
Name:	Jonathan Steinberg
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS RIGHTS AGENT

By:	/s/ Henry Farrell
Name:	Henry Farrell
Title:	Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 5 TO RIGHTS AGREEMENT]